Exhibit 99.1

T-Mobile and American Tower Sign New Milestone Multiyear Agreement

Bellevue, WA and Boston, MA—September 15, 2020—T-Mobile (NASDAQ: TMUS) and American Tower Corporation (NYSE: AMT) announced today that the companies have signed a new long-term agreement designed to drive significant value for both parties over its nearly 15-year term. The new agreement enhances T-Mobile’s access to American Tower’s U.S. sites while locking in synergies and facilitating T-Mobile’s continued rapid, efficient deployment of broad and deep nationwide 5G. The agreement also provides long-term revenue growth visibility to American Tower.

“Wireless mobility has never been more critical for consumers and businesses alike, and as technology continues to advance into 5G and beyond, that will only increase,” said Neville Ray, President of Technology at T-Mobile. “Through our multiyear agreement with American Tower, we’ve secured T-Mobile’s ability not only to accelerate our aggressive 5G build, but also to continue to deliver connectivity for our customers well into the future.”

The new agreement ensures T-Mobile can serve Americans’ wireless needs for years to come and allows T-Mobile to increase momentum on its rapid 5G deployment, adding coverage and enhancing speed in thousands of cities and towns across the country.

“We look forward to strengthening our valued partnership with T-Mobile through this mutually beneficial, long-term agreement,” said Tom Bartlett, CEO, American Tower Corporation. “We’re excited to help T-Mobile deploy next-generation 5G service across the country quickly and efficiently by utilizing our extensive nationwide portfolio of communications sites.”

About T-Mobile US, Inc.
T-Mobile U.S. Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 181,000 communications sites. For more information about American Tower, please visit www.americantower.com.

For more information, contact:
T-Mobile US, Inc.
Media Contact
T-Mobile US, Inc. Media Relations
MediaRelations@t-mobile.com

Investor Relations Contact
investor.relations@t-mobile.com
http://investor.t-mobile.com

American Tower
Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
Email: Investor.relations@americantower.com